Exhibit 10.11

NU SKIN ENTERPRISES, INC.
THIRD AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement, Participant’s award information (the “Award Summary”), which can be accessed on the Morgan Stanley stock plan website (currently www.stockplanconnect.com) or the website of any other stock plan administrator selected by the Company in the future, and the Appendix for Participant’s country contained in this agreement, if any, (collectively, this “Agreement”) sets forth the terms and conditions of the Restricted Stock Units granted to Participant under the Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  In the event of a conflict between (i) the terms and conditions of the Plan; and (ii) the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same defined meaning assigned to them in the Plan.

1.          Grant of Restricted Stock Units.

1.1        Grant of Restricted Stock Units.  Effective as of the date of grant specified in the Award Summary (the “Grant Date”), the Company grants to Participant an award of the number of Restricted Stock Units as set forth in the Award Summary.  Each Restricted Stock Unit is a bookkeeping entry representing the Company’s unfunded promise to deliver one Share on the terms provided herein and in the Plan.

1.2        Vesting of Restricted Stock Units.  The Restricted Stock Units shall vest on the dates (the “Vesting Dates”) and in the amounts determined by the Committee and set forth in the Award Summary, except as otherwise provided in this Agreement, including pursuant to Sections 1.3 and 4.

1.3        Termination of Continuous Service.  In the event Participant’s Continuous Service (as defined below) is terminated for any reason prior to the full vesting of the Restricted Stock Units, the Restricted Stock Units granted hereunder shall terminate to the extent they are not vested as of the termination of Participant’s Continuous Service, as determined in accordance with Section 9(h) below, and Participant shall not have any right to receive any Shares subject to such unvested Restricted Stock Units.

For purposes of this Agreement:

“Continuous Service” means that Participant’s service with the Company or a Subsidiary, whether as an Employee, Director, or Consultant, is not interrupted or terminated.  Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or a Subsidiary as an Employee, Consultant, or Director, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service.  Subject to the requirements of applicable law, the Committee, in its sole discretion, shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or a Subsidiary, including sick leave, military leave or any other personal leave.

1.4        Settlement of Restricted Stock Units.  Subject to the terms of the Plan and this Agreement, Restricted Stock Units shall be settled in Shares, provided that Participant has satisfied any Tax-Related Items pursuant to Section 8 below.  Shares will be issued to Participant within 70 days following the applicable Vesting Date unless subject to the terms of the Company’s deferred compensation plan; provided, however, that if the Participant is subject to taxation in the U.S. (a “U.S. Taxpayer”), the Restricted Stock Units vest pursuant to Section 1.6 below and the Restricted Stock Units are considered “non-qualified deferred compensation” subject to Section 409A of the Code (“Code Section 409A,” and such compensation, “Deferred Compensation”), the Shares will be issued in accordance with the following schedule: (i) if the termination event giving rise to the vesting acceleration occurs prior to the Change in Control and the Change in Control constitutes a “change in control event” (within the meaning of U.S. Treasury Regulation 1.409A-3(i)(5)(i)) (a “409A CIC”), the Shares will be issued on the date of the Change in Control, and if the Change in Control does not constitute a 409A CIC, the Shares will be issued on the date that is six months following the Participant’s “separation from service” (within the meaning of Code Section 409A) (a “Separation from Service”); (ii) if the termination event giving rise to the vesting acceleration occurs on or following the Change in Control and the Change in Control constitutes a 409A CIC, then the Shares will be issued within 30 days following the Participant’s Separation from Service, and if the Change in Control is not a 409A CIC, then the Shares will be issued on the date that is six months following the Participant’s Separation from Service.

Notwithstanding the foregoing, for purposes of complying with Code Section 409A, if the Participant is  a U.S. Taxpayer, the Restricted Stock Units are considered Deferred Compensation and the Restricted Stock Units are to be settled in connection with a termination contemplated under Section 1.6 below, the Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that a termination contemplated under Section 1.6 constitutes a Separation from Service.  In addition, if the Restricted Stock Units are Deferred Compensation, the Restricted Stock Units are settled upon the Participant’s Separation from Service and the Participant is a “specified employee,” within the meaning of Code Section 409A, on the date the Participant experiences a Separation from Service, then the Shares will be issued on the first business day of the seventh month following the Participant’s Separation from Service, or, if earlier, on the date of the Participant’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.

1.5        Stockholder Rights.  Unless and until Shares are issued by the Company after the Vesting Date, Participant shall have none of the rights or privileges of a shareholder of the Company (including voting, dividend and liquidation rights) with respect to the Shares covered by the Restricted Stock Units.

1.6        Change in Control.  Notwithstanding any provision in this Agreement to the contrary, if, within six months prior to and in connection with a Change in Control or within two years following such Change in Control, Participant’s employment is terminated (i) by the Company and its Subsidiaries without Cause, or (ii) by Participant for Good Reason, the vesting of the Restricted Stock Units governed by this Agreement shall be accelerated such that all such Restricted Stock Units shall be deemed to be vested in full immediately prior to the termination of Participant’s employment.

For purposes of this Agreement:

“Cause” shall mean that Participant has engaged in any one of the following:

(a)          a material breach by Participant of the Company’s Employee Covenants Agreement, other employee covenants or any employment agreement, which breach is not cured within any applicable cure period set forth the respective document

(b)          any willful violation by Participant of any material law or regulation applicable to the business of the Company or any of its Subsidiaries;

(c)          Participant’s conviction of, or a plea of guilty or nolo contendere to, a felony or any willful perpetration of common law fraud (or analogous violation of law in a jurisdiction outside the United States); or

(d)          any other willful misconduct by Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries.

For purposes of the foregoing, in determining whether a “material breach” has occurred, or whether there has been a willful violation of a “material” law or regulation, the standard shall be a breach or violation that is, or will reasonably likely be, materially injurious to the financial condition or business reputation of, or is, or will reasonably likely be, otherwise materially injurious to, the Company or any of its Subsidiaries.

“Good Reason” shall mean the occurrence any of the following events that result in a material negative change to Participant:

(a)          without Participant’s consent, a material reduction in the scope of Participant’s duties and responsibilities or the level of management to which Participant reports;

(b)          without Participant’s consent, a reduction in base salary (other than an across-the-board reduction of not more than 10% applicable to all similarly situated employees);

(c)          without Participant’s consent, a material reduction in Participant’s benefits in the aggregate (in terms of benefit levels) from those provided to Participant under any employee benefit plan, program and practice in which Participant participates;

(d)          without Participant’s consent, a relocation of Participant’s principal place of employment of more than 50 miles from Participant’s primary residence;

(e)          the failure of the Company to have a successor entity specifically assume this Agreement or any employment agreement within 10 business days after a Change in Control; or

(f)          a material breach by the Company a successor entity of this Agreement or any employment agreement.

Notwithstanding the foregoing, Good Reason shall only be found to exist if Participant, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, has provided 30 days written notice to the Company prior to Participant’s resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event (other than the event in clause vi), which shall not be subject to cure) within 90 days following the receipt of such notice from Participant.

2.          Securities Law Compliance.  Participant represents that Participant has received and carefully read a copy of the Prospectus for the Plan, together with the Company’s most recent Annual Report to Stockholders.  Participant hereby acknowledges that Participant is aware of the risks associated with the Shares and that there can be no assurance the price of the Shares will not decrease in the future.  Participant hereby acknowledges no representations or statements have been made to Participant concerning the value or potential value of the Shares.  Participant acknowledges that Participant has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Company or its employees, attorneys or agents, other than those contained in the Prospectus or this Agreement.  Participant acknowledges that the Company has made no representations or recommendations, and is not providing any tax, legal or financial advice, regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

3.          Transfer Restrictions.  Participant shall not transfer, assign, sell, encumber, pledge, grant a security interest in or otherwise dispose of the Restricted Stock Units subject to this Agreement in any manner other than by the laws of descent or distribution.  Any such transfer, assignment, sale, encumbrance, pledge, security interest or disposition shall be void.

4.          Forfeiture.  If, at any time during Participant’s Continuous Service or at any time during the 12-month period following termination of Participant’s Continuous Service, Participant engages in conduct that constitutes Cause (as defined above), then at the election of the Committee, (a) this Agreement and all unvested Restricted Stock Units granted hereunder shall terminate, and (b) Participant shall return to the Company for cancellation all Shares held by Participant plus pay the Company the amount of any proceeds received from the sale of any Shares, to the extent such Shares were issued pursuant to Restricted Stock Units granted under this Agreement that vested (i) during the 12-month period immediately preceding the Cause, or (ii) on the date of or at any time after such Cause.

The forfeiture provisions of this Section 4 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable laws.  Further, these provisions are in addition to, and not in lieu of, any recoupment requirements under the Sarbanes-Oxley Act or under other applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or Section 10D of the U.S. Securities Exchange Act of 1934, as amended, and shall apply notwithstanding anything to the contrary in this Agreement or in the Plan.  Participant expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to Participant) or applicable law without further consent or action being required by Participant.  For purposes of the foregoing and as a condition to the grant, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to Morgan Stanley (or any other stock plan service provider engaged by the Company to administer awards granted under the Plan) to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

5.          Governing Plan Document.  This Agreement incorporates by reference all of the terms and conditions of the Plan, as presently existing and as hereafter amended.  Participant expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan.  Participant also expressly:

(a)          Acknowledges receipt of the Plan and represents that Participant is familiar with the provisions of the Plan, and that Participant enters into this Agreement subject to all of the provisions of the Plan;

(b)          Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Participant and upon all persons at any time claiming any interest through Participant in the Restricted Stock Units or the Shares subject to this Agreement; and

(c)          Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Participant from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Participant (to the extent Section 16(b) applies to Participant) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Participant shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Participant must not sell or otherwise dispose of any Shares acquired pursuant to Restricted Stock Units unless and until a period of at least six months shall have elapsed between the Grant Date and the date upon which Participant desires to sell or otherwise dispose of such Shares.

6.          Representations and Warranties.  As a condition to the receipt of any Shares upon vesting of the Restricted Stock Units, the Company may require Participant to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention or view to sell or distribute any such Shares.

7.          Compliance With Law and Regulations.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

8.          Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

Full payment of the Tax-Related Items shall be made by any of the following, or a combination thereof, subject to the Committee’s or Company’s right to eliminate, prior to vesting, any of the following as permissible payment methods: (i) in cash or cash equivalents (including certified check, bank check or wire transfer of immediately available funds); (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then-Fair Market Value; (iii) by withholding Shares otherwise issuable in connection with the vesting of the RSUs; (iv) through same-day voluntary or involuntary (on Participant’s behalf pursuant to this authorization) sales through a broker if permitted by the Company’s Securities Trading Policy; (v) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or (vi) any combination of any of the foregoing.  In the absence of Participant’s timely election or in the event Section 16(b) applies to Participant, the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable.  In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Participant authorizes and directs the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligation with regard to all Tax-Related Items by one or a combination of the methods above.

Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable withholding rates in Participant’s jurisdiction(s) (up to the rate that will not cause an adverse accounting consequence or cost, including pursuant to ASC Topic 718, as applicable). If the Company and/or the Employer withhold more than the amount necessary to satisfy the liability for Tax-Related Items, Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares, or if not refunded, Participant may be able to seek a refund from the applicable tax authorities.  If the Company and/or the Employer withhold less than the amount necessary to satisfy the liability for Tax-Related Items, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

9.          Nature of Grant.  In accepting the Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)          the grant of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded in the past;

(c)          nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment or service of the Employer, the Company or any Subsidiary or be interpreted as forming or amending an employment or services contract with the Employer, the Company or any Subsidiary and shall not interfere with or restrict any way the ability of the Employer, the Company or any Subsidiary, as applicable, to terminate Participant’s employment or service relationship, if any;

(d)          all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Committee and/or Company;

(e)          Participant’s participation in the Plan is voluntary;

(f)          the future value of the underlying Shares is unknown, indeterminable and unpredictable;

(g)          unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of any entity of the Company;

(h)          in the event of the termination of Participant’s Continuous Service (as defined above) (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), unless otherwise determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the date Participant is no longer actively rendering services and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer providing Continuous Service for purposes of this Agreement, including whether Participant may still be considered to be providing active service while on a leave of absence; and

(i)          Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related pay, pension or retirement or welfare benefits or similar mandatory payments;

(j)          Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(k)          Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or to the Employer, and Restricted Stock Units are outside of the scope of Participant’s employment agreement, if any;

(l)          no claim or entitlement to compensation or damages shall arise from forfeiture of Restricted Stock Units resulting from termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and

(m)          neither the Company, the Employer nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

10.          Data Privacy Notice and Consent.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data, as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, telephone number, date of birth, social security number, passport information, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares or other equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Morgan Stanley, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Participant authorizes the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of Restricted Stock Units may be deposited.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company may not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Upon request of the Company or the Employer, Participant agrees to provide an executed data privacy form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future.  Participant understands and agrees that he or she will not be able to participate in the Plan if Participant fails to provide any such consent or agreement as requested by the Company and/or the Employer.

11.         Miscellaneous Provisions.

11.1       Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the sender’s local mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the latest address on file or at such other address as such party may designate by ten days advance written notice under this Section to all other parties to this Agreement.

11.2       Waiver.  The failure of the Company in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 4, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Participant.  Participant acknowledges that no waiver by the Company of any breach of any provision of this Agreement shall operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant, whether of like or different nature.

11.3       Imposition of Other Requirements & Participant Undertaking.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out the foregoing or one or more of the obligations or restrictions imposed on either Participant or the Shares pursuant to the provisions of this Agreement.

11.4       Entire Contract.  This Agreement and the Plan constitute the entire understanding and agreement of the parties with respect to the subject matter contained herein.  This Agreement is made pursuant to, and incorporates by reference, the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

11.5       Language.  Participant acknowledges that he or she is sufficiently proficient in English, or, alternatively, Participant acknowledges that he or she will seek appropriate assistance to understand the terms and conditions in this Agreement.  Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.6       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.7       Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s permitted assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.  Participant may not assign this Agreement other than by the laws of descent and distribution.

11.8       Severability.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

11.9       Governing Law and Choice of Venue.  The Restricted Stock Units and the provisions of this Agreement shall be governed by, and subject to, the laws of the State of Utah, United States, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or this grant of Restricted Stock Units, the parties hereby submit to and consent to the jurisdiction of the State of Utah, agree that such litigation shall be conducted in the courts of Utah County, Utah, or the federal courts of the United States for the District of Utah, where this grant is made and/or to be performed.

11.10     Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

11.11     Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on Participant’s country, broker’s country, or where Shares are listed, Participant may be subject to insider trading and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “material nonpublic information” or “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy.  Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

11.12     Exchange Control Tax and Foreign Asset/Account Reporting Requirements.  Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage, bank account or legal entity outside Participant’s country.  Participant may be required to report such accounts, balances, assets and/or the related transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt.  Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations and Participant should consult his or her personal legal advisor for any details. Participant agrees to take any and all actions, and consents to any and all actions taken by the Company or the Employer as may be required to allow the Company or the Employer to comply with local laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal legal and tax obligations under local laws, rules and regulations in Participant’s country of residence (and country of employment, if different).

11.13     Section 409A.  The Restricted Stock Units and issuance of Shares thereunder are intended to comply with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences.  In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions.  The Committee may modify the terms of this Agreement, the Plan or both, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical.  This Section 11.12 does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Restricted Stock Units or the delivery of Shares upon vesting/settlement of the Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A.  Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to the Participant or any other party if the Restricted Stock Units, the delivery of Shares upon vesting/settlement of the Restricted Stock Units or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.  Further, settlement of any portion of the Restricted Stock Units that is Deferred Compensation may not be accelerated or postponed except to the extent permitted by Code Section 409A.

By electronically accepting this Agreement and participating in the Plan, Participant agrees to be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.  Within six months of the Grant Date, if Participant has not electronically accepted this Agreement on Morgan Stanley’s website, or the website of any other stock plan service provider appointed by the Company, and has not otherwise rejected the grant, then this award shall automatically be deemed accepted, and Participant shall be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.

APPENDIX

FOR PARTICIPANTS OUTSIDE THE U.S.

NU SKIN ENTERPRISES, INC.
THIRD AMENDED AND RESTATED
2010 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the capitalized terms in this Appendix shall have the same defined meaning assigned to them in the Plan and the Agreement.

This Appendix includes special country-specific terms and conditions that apply to Participants in the countries listed below. This Appendix is part of the Agreement.  This Appendix also includes information of which Participant should be aware with respect to his or her participation in the Plan.  For example, certain individual exchange control reporting requirements may apply upon vesting of the Restricted Stock Units and/or sale of Shares.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2022 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company recommends that Participant does not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or are settled, or Participant sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she currently is residing and/or working, transfers employment after the Restricted Stock Units are granted to him or her, or is considered a resident of another country for local law purposes, the terms and conditions and/or notifications contained herein may not be applicable to him or her, and the Company shall, in its discretion, determine to what extent such terms and conditions contained herein shall apply to him or her.

DATA PRIVACY PROVISIONS APPLICABLE TO GRANTEES IN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA

The following provision replaces Section 10 of the Agreement:

Data Collection and Usage.  Pursuant to applicable data protection laws, Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about Participant for the exclusive legitimate purpose of granting Restricted Stock Units and implementing, administering and managing Participant’s participation in the Plan.  Specifics of the data processing are described below.

Controller, EU Representative and DPO.  The Company is the controller responsible for the processing of Participant’s personal data in connection with the Plan.  The Company’s representative in the European Union is NSE Products Europe BVBA, Da Vincilaan 9, 1935 Zaventem, Belgium, telephone number +32 2 722 70 00. Participant can reach the data protection officer (“DPO”) of the Company at +1 (801) 345-1505, 75 West Center Street, Provo, Utah 84601.

Personal Data Subject to Processing.  The Company collects, processes and uses the following types of personal data about Participant: Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant or the Employer, as well as Participant’s hire date, term date, term reason code, status, and Company’s Division (“Personal Data”).

Purposes and Legal Bases of Processing.  The Company processes the Personal Data for the purpose of granting Restricted Stock Units, implementing, administering and managing Participant’s participation in the Plan.  The legal basis for the processing of the Personal Data by the Company and the third‑party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and generally administering employee equity awards.

Stock Plan Administration Service Providers.  The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and its affiliated companies (collectively, “Morgan Stanley”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan.  In the future, the Company may select different service providers and may share Personal Data with such service providers.  As a data controller, the Company’s stock plan administrator will open an account for Participant to receive and trade Shares.  Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.  Participant’s Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating Participant’s participation in the Plan.  Participant understands that Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative.

International Data Transfers.  The Company and its service providers, including, without limitation, Morgan Stanley, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States.  Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that Participant’s Personal Data may not have an equivalent level of protection as compared to Participant’s country of residence.

The legal basis for the processing of the Personal Data by the Company and the third‑party service providers is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and generally administering employee equity awards.

Data Retention.  The Company will use the Personal Data only as long as necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws.  When the Company no longer needs the Personal Data, the Company will remove it from its systems.  If the Company keeps data longer, it would be to satisfy tax, legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

Data Subject Rights.  To the extent provided by law, Participant has the right to (i) inquire whether and what kind of Personal Data the Company holds about Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements.  In addition, Participant has, to the extent provided by law, the right to (iv) request the Company to restrict the processing of Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that Participant has actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with Participant and is carried out by automated means.  In case of concerns, Participant also has the right to (vii) lodge a complaint with the competent local data protection authority.  To receive additional information regarding Participant’s rights, raise any other questions regarding the practices described in this Agreement or to exercise his or her rights, Participant should contact his or her local human resources representative.

Contractual Requirement.  Participant’s provision of Personal Data and its processing as described above is required for the performance of the Company’s obligations pursuant to the Plan and a condition to Participant’s ability to participate in the Plan.  Participant understands that, as a consequence of Participant’s refusing to provide Personal Data, the Company may not be able to allow Participant to participate in the Plan, grant Restricted Stock Units to Participant or administer or maintain such Restricted Stock Units.  However, Participant’s participation in the Plan and his or her acceptance of this Agreement are purely voluntary.  While Participant will not receive Restricted Stock Units if he or she decides against participating in the Plan or providing Personal Data as described above, Participant’s career and salary will not be affected in any way.  For more information on the consequences of the refusal to provide Personal Data, Participant may contact his or her local human resources representative.

AUSTRALIA

Nature of Plan.  The Plan and the Agreement is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

Securities Law Information.  The offer of the Performance Restricted Stock Units is being made under Division 1A Part 7.12 of the Corporations Act 2001 (Cth).  If Participant offers Shares acquired under the Plan for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  Participant should obtain legal advice on any disclosure obligations prior to making any such offer.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers.  If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf.

BELGIUM

Foreign Asset/Account Reporting Information.  Participant is required to report any securities (e.g., Shares acquired under the Plan) or bank accounts established outside of Belgium on his or her annual tax return.  In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened).  This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.  Participant should consult a personal tax advisor with respect to the applicable reporting obligations.

Annual Securities Accounts Tax.  If the value of securities held in a Belgian or foreign securities account exceeds EUR 1 million, a new “annual securities accounts tax” applies. Belgian residents should consult with their personal tax advisor regarding the new tax.

CANADA

Restricted Stock Units Only Payable in Shares.  Notwithstanding any discretion in the Plan, the Restricted Stock Units will be settled in Shares only.  The grant of Restricted Stock Units does not provide any right for Participant to receive a cash payment.

Securities Law Information.  Participant acknowledges and agrees that he or she will sell Shares acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the New York Stock Exchange in the United States.

Foreign Asset/Account Reporting Information.  Participant is required to report any specified foreign property (including Shares) annually on Form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s specified foreign property exceeds C$100,000 at any time during the year.  The form must be filed by April 30th of the following year.  Specified foreign property includes Shares acquired under the Plan and may include Restricted Stock Units.  The Restricted Stock Units must be reported‒generally at a nil cost‒if the C$100,000 cost threshold is exceeded because of other foreign property Participant holds.  If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares.  The ACB would normally equal the fair market value of the Shares at vesting for Restricted Stock Units, but if Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares.  It is Participant’s responsibility to comply with applicable reporting obligations.

The following provisions apply if Participant is resident in Quebec:

Data Privacy.  Participant hereby authorizes the Company, the Employer and their representatives, including any broker(s) designated by the Company to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Participant further authorizes the Company and its Subsidiaries to disclose and discuss the Plan with their advisors.  Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in the his or her employee file.

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

CHINA

The following provisions apply only to Participants who are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange ("SAFE"), as determined by the Company in its sole discretion:

Settlement of Restricted Stock Units.  This provision supplements Section 1.4 of the Agreement:

The Restricted Stock Units will only vest if and when the Company has completed the registration of the Plan with SAFE and provided such registration remains effective.  If the Company is unable to complete the registration or maintain the registration, the settlement of the Restricted Stock Units may be delayed.  Shares issued to Participant under the Plan must be maintained in an account with Morgan Stanley or such other broker as may be designated by the Company until the Shares are sold through that broker.

Furthermore, due to regulatory requirements, Participant acknowledges and agrees that Participant must sell any Shares issued to Participant upon vesting of the Restricted Stock Units as soon as practicable following the termination of Participant’s Continuous Service and in no event later than six months following the termination of Participant’s Continuous Service, or within any other such time frame as may be required by SAFE.  Participant agrees that if Participant continues to hold any of such Shares after this time, the Shares will be sold by the Company’s designated broker on Participant’s behalf at the instruction of the Company.  Therefore, by accepting the Restricted Stock Units, Participant understands and agrees that the Company is authorized to, and may in its sole discretion, instruct its designated broker to assist with the mandatory sale of Shares (on Participant’s behalf pursuant to this authorization) and that Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares.  Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.  Upon the sale of the Shares, the proceeds, less any Tax-Related Items and brokerage fees or commissions will be remitted to Participant pursuant to the procedures described in the “Exchange Control Information” section below.

Exchange Control Information.  Participant understands and agrees that, to facilitate compliance with exchange control requirements, Participant will be required to immediately repatriate to China the cash proceeds from the sale of the Shares issued upon the vesting of the Restricted Stock Units. Participant further understands that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its Subsidiary in China, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to Participant.  The Company may deliver the proceeds to Participant in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to Participant.  Participant agrees to bear the risk of any currency fluctuation between the time the Shares are sold, either through voluntary sale or through a mandatory sale arranged by the Company, or proceeds are otherwise realized under the Plan and the time such proceeds are distributed to Participant through the special exchange control account.

Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

DENMARK

Stock Option Act.  Participant acknowledges that they have received an Employer Statement in Danish which sets forth additional terms of the Restricted Stock Units, to the extent that the Danish Stock Option Act applies to the Restricted Stock Units.

Foreign Asset/Account Reporting Information.  If Participant establishes an account holding Shares or an account holding cash outside Denmark, he or she must report the account to the Danish Tax Administration.  The form may be obtained from a local bank.

GERMANY

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  In case of payments in connection with securities (including payment of the Grant Price and the proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was made/received.  The report must be filed electronically.  The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.  Participant is responsible for satisfying the reporting obligation.

Foreign Asset/Account Reporting Information.  German residents holding Shares must notify their local tax office if the acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year. A qualified participation is attained only in the unlikely event (i) Participant owns at least 1% of the Company and the value of the Shares acquired exceeds €150,000, or (ii) Participant holds Shares exceeding 10% of the total capital of the Company.

HONG KONG

Restricted Stock Units Only Payable in Shares.  Notwithstanding any discretion in the Plan, the Restricted Stock Units will be settled in Shares only.  The grant of Restricted Stock Units does not provide any right for Participant to receive a cash payment.

Restriction on Sale of Shares.  Shares received under the Plan are accepted as a personal investment.  Should any portion of the Restricted Stock Units vest within six months of the Grant Date, Participant agrees that Participant will not dispose of the Shares acquired at vesting prior to the six-month anniversary of the Grant Date.

Securities Law Information.  Warning:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong.  Participant is advised to exercise caution in relation to the offer.  If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.  The Restricted Stock Units and any Shares issued pursuant to the grant do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company.  The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  The Restricted Stock Units and any related documentation are intended only for the personal use of each eligible employee of the Company and may not be distributed to any other person.

HUNGARY

There are no country-specific provisions.

INDIA

Exchange Control Information.  Due to exchange control restrictions in India, Participant may be required to repatriate any proceeds from the sale of Shares acquired under the Plan to India and proceeds from the receipt of any cash dividends within such time as prescribed under applicable Indian exchange control laws. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information.  Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares held outside India) in his or her annual tax return.  It is Participant's responsibility to comply with this reporting obligation and Participant should consult with his or her personal tax advisor in this regard.

INDONESIA

Language Consent and Notification.  A translation of the documents related to this grant into Bahasa Indonesia can be provided to Participant upon request to hroperations@nuskin.com.   By accepting the grant, Participant (i) confirms having read and understood the documents relating to this grant (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Language Consent and Notification.  Terjemahan dari dokumen-dokumen terkait dengan pemberian ini  ke Bahasa Indonesia dapat disediakan untuk anda berdasarkan permintaan kepada hroperations@nuskin.com.  Dengan menerima hibah, anda (i) anda mengkonfirmasi bahwa anda telah membaca dan mengerti isi dokumen yang terkait dengan pemberian ini  yang disediakan untuk anda dalam bahasa Inggris, (ii) Anda menerima syarat dari dokumen-dokumen tersebut, dan (iii) anda setuju bahwa anda tidak akan mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan atau Peraturan Presiden pelaksana (ketika diterbitkan).

Exchange Control Information.  If Participant remits proceeds from the sale of Shares or the receipt of any dividends paid on such Shares into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes.  For transactions of US$10,000 or more, a description of the transaction must be included in the report.  Although the bank through which the transaction is made is required to make the report, Participant must complete a “Transfer Report Form.”  The Transfer Report Form should be provided to Participant by the bank through which the transaction is made.

Foreign Asset/Account Reporting Information.  Indonesian residents have the obligation to report worldwide assets (including foreign accounts and Shares acquired under the Plan) in their annual individual income tax return.

JAPAN

Foreign Asset/Account Reporting Information.  Participant will be required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000.  Such report will be due by March 15th of the following year.  Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to Participant and whether Participant will be required to report details of any outstanding Restricted Stock Units or Shares held by Participant in the report.

KOREA

Foreign Asset/Account Reporting Information.  Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency).  Participant should consult with his or her personal tax advisor to determine how to value Participant’s foreign accounts for purposes of this reporting requirement and whether Participant is required to file a report with respect to such accounts.

MALAYSIA

Director Notification Information.  If Participant is a director of a Malaysian Subsidiary, Participant is subject to certain notification requirements under the Malaysian Companies Act, 1965.  Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Participant receives an interest (e.g., Restricted Stock Units) in the Company or any related companies.  In addition, Participant must notify the Malaysian Subsidiary when Participant sells Shares of the Company or any related company (including when Participant sells Shares acquired under the Plan).  These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.

Data Privacy Notice and Consent.  This provision replaces in its entirety Section 10 of the Agreement:

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data, as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).  The Data is supplied by the Employer and also by me through information collected in connection with the Agreement and the Plan.

Participant understands that Data will be transferred to Morgan Stanley, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative at +60-03-2170-7700. Participant authorizes the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of Restricted Stock Units may be deposited.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant  does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company may not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Peserta dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Peserta seperti yang diterangkan dalam Perjanjian dan bahan-bahan geran Unit Saham Terbatas yang lain oleh dan di antara, seperti yang berkenaan, Majikan, Syarikat dan Anak-anak Syarikat untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan Peserta di dalam Pelan.

Peserta memahami bahawa Majikan, Syarikat and Anak-anak Syarikat mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa Syer atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Unit Saham Terbatas, atau apa-apa hak lain atas Syer yang dianugerahkan,  dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Peserta, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut ("Data"). Data tersebut dibekalkan oleh Majikan dan juga oleh saya berkenaan dengan Perjanjian dan Pelan.

Peserta memahami bahawa Data ini akan dipindahkan kepada Morgan Stanley, atau mana-mana pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Peserta memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta. Peserta memahami bahawa sekiranya Peserta menetap di luar Amerika Syarikat, Peserta boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan peserta di +60-03-2170-7700. Peserta memberi kuasa kepada Syarikat,  Morgan Stanley dan mana-mana penerima-penerima kemungkinan lain yang mungkin akan membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan-tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta di dalam Pelan, termasuk segala pemindahan Data tersebut sebagaimana yang dikehendaki kepada broker, egen eskrow atau pihak ketiga  dengan siapa Saham diterima semasa peletakhakan Unit Saham Terbatas mungkin didepositkan.  Peserta memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan peserta dalam Pelan. Peserta memahami bahawa sekiranya peserta menetap di luar Amerika Syarikat, peserta boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan.  Selanjutnya, Peserta memahami bahawa peserta memberikan persetujuan di sini secara sukarela semata-mata. Sekiranya Peserta tidak bersetuju, atau sekiranya Peserta kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjaya Peserta dengan Majikan tidak akan terjejas; satu-satunya akibat buruk sekiranya Peserta tidak bersetuju atau menarik balik persetujuan Peserta adalah bahawa Syarikat tidak akan dapat memberikan Unit Saham Terbatas atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut kepada Peserta. Oleh itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan peserta boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan Peserta untuk memberikan keizinan atau penarikan balik keizinan, Peserta memahami bahawa Peserta boleh menghubungi wakil sumber manusia tempatan.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Securities Law Information.  Participant is being offered Restricted Stock Units which, if vested, allows Participant to purchase Shares in accordance with the terms of this Agreement and the Plan. The Shares, if issued, will give Participant a stake in the ownership of the Company. Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors have been paid.  Participant may lose some or all of Participant’s investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors to make an informed decision.  The usual rules do not apply to this offer because it is made under an employee share scheme.  As a result, Participant may not be given all the information usually required.  Participant will also have fewer other legal protections for this investment.  Participant should ask questions, read all documents carefully, and seek independent financial advice before committing.

The Shares are quoted on the New York Stock Exchange (“NYSE”).  This means that if Participant acquires Shares under the Plan, Participant may be able to sell the Shares on the NYSE if there are interested buyers.  Participant may get less than Participant invested.  The price will depend on the demand for the Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Shares, Participant should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://ir.nuskin.com.

PHILIPPINES

Securities Law Information.  This offering is subject to exemption from the requirements of securities registration with the Philippines Securities and Exchange Commission, under Section 10.1(k) of the Philippine Securities Regulation Code.

THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE.  ANY FURTHER OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

For further information on risk factors impacting the Company’s business that may affect the value of the Shares, Participant may refer to the risk factors discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company's website at http://ir.nuskin.com.  In addition, Participant may receive, free of charge, a copy of the Company's Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company's stockholders by contacting Investor Relations Department at 75 W. Center Street, Provo, Utah 84601.

Participant acknowledges he or she is permitted to dispose or sell Shares acquired under the Plan provided the offer and resale of such shares takes place outside the Philippines through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the New York Stock Exchange in the United States of America.

RUSSIA

Exchange Control Information.  Participant acknowledges that he or she must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Restricted Stock Units within a reasonably short time of receipt.  Such amounts must be initially credited to Participant through a foreign currency account opened in his or her name at an authorized bank in Russia.  After the funds are initially received in Russia, they may be further remitted to foreign banks, provided certain requirements are satisfied.  Participant must notify the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing and provide account balances in each foreign account as of the beginning of each calendar year.  Participant is encouraged to contact his or her personal advisor with respect to satisfying the above-described currency rules, as significant penalties may apply in the case of non-compliance with exchange control requirements and because such exchange control requirements may change.

U.S. Transaction.  Participant understands that acceptance of the grant of the Restricted Stock Units results in a contract between Participant and the Company completed in the United States and that the Agreement is governed by the laws of the State of Utah, without regard to choice of law principles thereof.  Any Shares to be issued upon vesting of the Restricted Stock Units shall be delivered to Participant through a brokerage account in the U.S.  Participant may hold the Shares in his or her brokerage account in the U.S.; however, in no event will Shares issued to Participant under the Plan be delivered to Participant in Russia. Participant is not permitted to sell the Shares directly to other Russian legal entities or individuals.

Securities Law Information.  These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of Shares in Russia. The issuance of Shares pursuant to the Restricted Stock Units described herein has not and will not be registered in Russia and hence, the Shares described herein may not be admitted or used for offering, placement or public circulation in Russia.  Participant acknowledges and agrees that he or she will sell Shares acquired through participation in the Plan only outside of Russia through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the New York Stock Exchange in the United States.

Data Privacy Notice and Consent.  Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in Section 10 of the Agreement and, by accepting the Restricted Stock Units, Participant agrees to such terms.  In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company, or any other agreements or consents that the Company and/or the Employer may deem necessary to obtain Participant’s consent to collect, process or transfer Participant’s Data for purposes of administering his or her participation in the Plan under the data privacy laws in Russia, either now or in the future.  Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

Foreign Asset/Account Reporting.  Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details.  Russian residents are also required to file with the Russian tax authorities reports of the transactions in their foreign bank accounts.  Russian residents  should consult with their personal tax advisor for additional information about these reporting obligations.

Labor Law Information.  If Participant continues to hold Shares acquired under the Plan after an involuntary termination of employment, the Participant will not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Information.  Anti-corruption laws prohibit certain public servants, their spouses, and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company).

SINGAPORE

Sale Restriction. Participant agrees that any Shares acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) , or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Securities Law Information.  The grant of the Restricted Stock Units is made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made to Participant with a view of the Restricted Stock Units being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement.  Directors, associate directors and shadow directors of a Singapore subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act.  The directors, associate directors and shadow directors must notify the Singapore subsidiary or affiliate in writing of an interest (e.g., Performance Restricted Stock Units, Shares, etc.) in the Company or any related companies within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming a director, associate director or shadow director.

SWEDEN

There are no country-specific provisions.

TAIWAN

Data Privacy Consent.  Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in Section 10 of the Agreement and by participating in the Plan, Participant agrees to such terms.  In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future.  Participant understands he or she will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.

Securities Law Information.  The Restricted Stock Units and the Shares to be issued pursuant to the Plan are available only to employees of the Company.  The grant of the Restricted Stock Units does not constitute a public offer of securities.

Exchange Control Information.  Participant may remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends paid on such Shares) into or out of Taiwan up to US$5,000,000 per year without special permission.  If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Exchange Control Information.  If the proceeds from the sale of Shares or the receipt of any dividends paid on such Shares are equal to or greater than US$1,000,000 or more in a single transaction, Participant must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 day of remitting the proceeds to Thailand.  In addition Participant must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form.  If Participant fails to comply with these obligations, Participant may be subject to penalties assessed by the Bank of Thailand.  Because exchange control regulations change frequently and without notice, Participant should consult his or her personal advisor before selling Shares to ensure compliance with current regulations.  Participant is responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its Subsidiaries will be liable for any fines or penalties resulting from his or her failure to comply with applicable laws.

SCHEDULE A
DENMARK EMPLOYER STATEMENT

SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK
ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold ("Aktieoptionsloven") er medarbejderen ("Medarbejderen") berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende incitamentsordningen Third Amended and Restated 2010 Omnibus Incentive Plan ("Planen") hos Nu Skin Enterprises, Inc. ("Selskabet").

Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, mens de øvrige vilkår og betingelser for Medarbejderens tildeling af " Restricted Stock Units" er nærmere beskrevet i Planen, " Restricted Stock Unit Agreement" ("Aftalen") og det øvrige tildelingsmateriale, som er blevet udleveret.    Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de begreber, der er defineret i Planen eller Aftalen.

1.          Tidspunkt for tildeling af den vederlagsfri ret til at modtage aktier mod opfyldelse af visse betingelser

Tidspunktet for tildelingen af  "Restricted Stock Units" er den dato, hvor Bestyrelsens Vederlagsudvalg ("Udvalget") godkendte tildelingen.

2.          Kriterier og betingelser for tildeling af retten til senere at modtage aktier

Kun Selskabets Medarbejdere, bestyrelsesmedlemmer og konsulenter kan deltage i Planen.  Tildeling af " Restricted Stock Units" i henhold til Planen sker efter Selskabets eget skøn og har til formål at give Selskabet og dets datterselskaber mulighed for at tiltrække og fastholde udvalgte medarbejdere, som forventes at bidrage til Selskabets success og opnå langsigtede mål til gavn for Selskabets aktionærer.  Medarbejderen har ikke nogen ret til eller noget krav på fremover at få tildelt " Restricted Stock Units".

3.          Modningstidspunkt eller -periode

Dine "Restricted Stock Units" optjenes over et antal år som fastsat i Aftalen.  Dine "Restricted Stock Units"r vil ved optjeningen blive konverteret til et tilsvarende antal ordinære aktier i Selskabet. Optjeningen kan accelerere under visse andre omstændigheder som beskrevet i Aftalen.

4.          Udnyttelseskurs

Der betales ingen udnyttelseskurs ved modning af "Restricted Stock Units" eller udstedelse af aktier til Medarbejderen.

5.          Medarbejderens retsstilling i forbindelse med fratræden

Såfremt du fratræder din stilling, vil dine "Restricted Stock Units" blive behandlet i overensstemmelse med ophørsbestemmelserne i Aftalen, der kan opsummeres til følgende: Undtagen i tilfælde af en "Change in Control" (som beskrevet i Aftalen) hvis dit ansættelsesforhold bringes til ophør, bortfalder dine ikke-optjente "Restricted Stock Units".

6.          Økonomiske aspekter ved at deltage i Planen

Tildelingen af "Restricted Stock Units" har ingen umiddelbare økonomiske konsekvenser for Medarbejderen.  Værdien af "Restricted Stock Units" indgår ikke i beregningen af feriepenge, pensionsbidrag eller andre lovpligtige, vederlagsafhængige ydelser.

Ordinære aktier er finansielle instrumenter.  Den fremtidige værdi af de underliggende aktier i forbindelse med "Restricted Stock Units" kendes ikke og kan ikke forudsiges med sikkerhed.